Exhibit 10.1

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (the “Agreement”), dated March 17, 2014, among SunGard Data Systems Inc., a Delaware corporation (“SunGard”), Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. (collectively, the “Investment Banks”), and, solely with respect to Sections 2, 5, 6, 7, 8, 9 and 10 hereof, Sungard Availability Services Capital, Inc. a Delaware corporation (“Spinco”).

WHEREAS, pursuant to the separation of Spinco from SunGard, the terms of which will be set forth in the Separation and Distribution Agreement to be dated as of March 31, 2014 between SunGard and Spinco (the “Separation Agreement”), Spinco will issue to SunGard, in connection with SunGard’s contribution of assets and liabilities to Spinco, an aggregate principal amount of senior notes due 2022 (“Spinco Securities”) with a fair market value equal to the fair market value of $389,250,000 aggregate principal amount of SunGard’s existing 7.375% senior notes due 2018, which were originally issued on November 16, 2010 held by the Investment Banks (“SunGard Old Debt Obligations”);

WHEREAS, SunGard desires to exchange the Spinco Securities for the SunGard Old Debt Obligations; and the Investment Banks desire to exchange SunGard Old Debt Obligations for such Spinco Securities; and

WHEREAS, Spinco intends to enter into a Purchase Agreement (the “Purchase Agreement”) with the Investment Banks as selling noteholders and the initial purchasers named therein (the “Initial Purchasers”), in connection with the sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, of the Spinco Securities.

NOW THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1. The Exchange.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the Closing (as defined below):

(i) Each of the Investment Banks, severally and not jointly, will transfer and deliver to SunGard, and SunGard will accept, 1/3 (subject to rounding) of the SunGard Old Debt Obligations (the “Exchange SunGard Old Debt Obligations”);

(ii) SunGard, will transfer and deliver to each of the Investment Banks, and each of the Investment Banks, severally and not jointly, will accept from SunGard, 1/3 of the Spinco Securities, which will have a fair market value as mutually agreed to by SunGard and the Investment Banks equal to the fair market value of 1/3 (subject to rounding) of the Exchange SunGard Old Debt Obligations (taking into account the factors that would be relevant in determining each such fair market value, including but not limited to (A) interest rates, (B) the terms and conditions of the SunGard Old Debt Obligations and of the Spinco Securities, (C) the credit risk of SunGard and of Spinco;

and (D) the aggregate principal amount of SunGard Old Debt Obligations being so exchanged relative to the total amount of SunGard Old Debt Obligations outstanding, in each case as of the date of the Purchase Agreement (which shall be on or after March 26, 2014)), excluding accrued and unpaid interest to but not including the Closing Date (it being agreed that the fair market value of the Spinco Securities will be, as mutually agreed by SunGard and the Investment Banks acting reasonably, the product of the aggregate principal amount thereof multiplied by the offering price (expressed as a percentage of the principal amount thereof) less a discount agreed by SunGard and the Investment Banks taking into account a number of considerations including issue size, market conditions, interest rates and liquidity) (it being understood that such determination of fair market value, and of the Spinco Securities offering price, shall not occur earlier than March 26, 2014); provided, that if the aggregate principal amount of Spinco Securities calculated in the manner described above would be less than $375,000,000 or greater than $475,000,000, neither SunGard nor the Investment Banks shall be obligated to consummate the exchanges contemplated herein; and

(iii) SunGard hereby will pay any accrued and unpaid interest to but not including the Closing Date with respect to the Exchange SunGard Old Debt Obligations in cash on the Closing Date, and such accrued and unpaid interest shall not be paid through the transfer of Spinco Securities.

(b) The relative fair market values of the Exchange SunGard Old Debt Obligations and the Spinco Securities on March 26, 2014 will be agreed to by SunGard and the Investment Banks negotiating on an arm’s-length basis on the date the Purchase Agreement is signed; provided, that such determination of relative fair market values and the resulting exchange ratio shall not occur earlier than March 26, 2014. The title and principal amount of the Spinco Securities and the aggregate principal amount of the Exchange SunGard Old Debt Obligations will be set forth on Schedule I hereto on such date and acknowledged by SunGard and the Investment Banks.

(c) The exchange of the Spinco Securities for the Exchange SunGard Old Debt Obligations (the “Closing” and the date upon which the Closing occurs, the “Closing Date”) shall occur at the office of Cahill Gordon & Reindel, LLP, New York, New York (or at such other location or locations as may be agreed upon by the Investment Banks and SunGard), on the date of issuance and sale of the Spinco Securities, determined in accordance with the Purchase Agreement (which is expected to be March 31, 2014), subject to satisfaction (or waiver) of the conditions set forth in Section 4 of this Agreement; provided that in any event, the exchange shall not occur prior to March 26, 2014. At the Closing, the Investment Banks shall deliver to SunGard (or a custodian on SunGard’s behalf, as directed) their respective holdings of the Exchange SunGard Old Debt Obligations, and SunGard shall deliver to the Investment Banks the Spinco Securities.

(d) As used in this Agreement, the term (i) “Business Day” shall mean those days on which both the New York Stock Exchange and banking institutions located in New York City are open for trading or banking, as the case may be, in the ordinary course of business and (ii) “Material Adverse Effect” shall mean with respect to any person, a material adverse effect on the condition (financial or otherwise), business or results of operations of such person and its subsidiaries taken as a whole. Unless otherwise specified herein, references to subsidiaries of SunGard shall be deemed to be the subsidiaries of SunGard immediately following the separation of Spinco from SunGard.

2. Assignment of Rights by SunGard. At the Closing, SunGard shall deliver to each Investment Bank a duly executed instrument of assignment assigning all of its rights arising out of or in respect of 1/3 (subject to rounding) of the Spinco Securities and such Spinco Securities will be transferred and delivered to each Investment Bank pursuant to Section 1(a)(i) hereof in the form of Exhibit A hereto, and SunGard shall cause Spinco to deliver to each Investment Bank a duly executed consent to such assignment in the form of Exhibit B hereto.

3. Representations and Warranties.

(a) SunGard hereby represents and warrants to the Investment Banks that, as of the date hereof and as of the Closing Date:

(i) SunGard is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SunGard has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by SunGard and constitutes a legal, valid and binding obligation of SunGard, enforceable against SunGard in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or nongovernmental third party is required to be obtained or made by or with respect to SunGard or any of its subsidiaries, including Spinco, in connection with the execution, delivery and performance of this Agreement except as have been previously obtained or made or will be made or obtained on or prior to the Closing Date.

(iii) Neither the issuance or exchange of the Spinco Securities nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will result in a breach by SunGard or any of its subsidiaries of any of the terms and provisions of, or constitute a default under (A) any indenture, mortgage, deed of trust or other agreement or instrument to which SunGard or any of its subsidiaries or Spinco and any of its subsidiaries is a party or by which any of them are bound, (B) SunGard’s Certificate of Incorporation or Bylaws, or (C) any order, rule or regulation applicable to SunGard or any of its subsidiaries, including Spinco, of any Governmental Entity having jurisdiction over SunGard or any of its subsidiaries, including Spinco, or their respective properties, except in the case of clauses (A) and (C) as could not be reasonably expected to result in a Material Adverse Effect on SunGard and its subsidiaries taken as a whole or materially adversely affect the ability of SunGard to perform its obligations hereunder.

(iv) Prior to the Closing, SunGard will have good and valid title to the Spinco Securities, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (collectively, “Liens”) other than in respect of Liens in favor of the administrative agent under the SDS Credit Agreement. Upon delivery of the Spinco Securities by SunGard to the Investment Banks at the Closing in exchange for the Exchange SunGard Old Debt Obligations, the Investment Banks will acquire good and valid title to their respective Spinco Securities, free and clear of any Liens other than those arising from acts of any Investment Bank or any of its affiliates.

(v) When the Spinco Securities are issued by Spinco to SunGard and when they are transferred to the Investment Banks at the Closing in exchange for the Exchange SunGard Old Debt Obligations, the Spinco Securities will (A) have been duly and validly authorized and issued, (B) constitute valid and legally binding obligations of Spinco enforceable against Spinco in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (C) be entitled to the benefits of the indenture governing the Spinco Securities.

(vi) SunGard has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and SunGard has not relied on the Investment Banks, the Investment Banks’ legal counsel or their other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement.

(vii) SunGard has not entered into any hedging contract or other risk minimization arrangement with respect to the Exchange SunGard Old Debt Obligations.

(viii) SunGard has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Spinco Securities, it being understood that no representation is being made in this clause (viii) with respect to Spinco.

(ix) SunGard will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization on or manipulation of the price of any security of Spinco or the guarantors of the Spinco Securities.

(b) Each of the Investment Banks hereby severally as to itself and not jointly represents and warrants to SunGard that, as of the date hereof and as of the Closing Date:

(i) Such Investment Bank is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Such Investment Bank has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Investment Bank and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(ii) Such Investment Bank has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and it has not relied on SunGard or Spinco, SunGard’s or Spinco’s legal counsel or SunGard’s or Spinco’s other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

(iii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or nongovernmental third party is required to be obtained or made by or with respect to such Investment Bank in connection with the execution, delivery and performance of this Agreement, except as have been previously obtained or made.

(iv) Neither the exchange of the Exchange SunGard Old Debt Obligations held by it nor the fulfillment of the terms hereof will result in a breach of any of the terms and provisions of, or constitute a default under, (A) any indenture, mortgage, deed of trust or other agreement or instrument to which such Investment Bank is a party or by which it is bound, (B) such Investment Bank’s charter or other organizational documents, or (C) any order, rule or regulation applicable to it of any Governmental Entity having jurisdiction over it or any of its properties except in the case of clauses (A) and (C) as would not, individually or in the aggregate, have a Material Adverse Effect on such Investment Bank or adversely affect the ability of such Investment Bank to perform its obligations hereunder.

(v) Such Investment Bank has good and valid title to the Exchange SunGard Old Debt Obligations to be exchanged by it pursuant to this Agreement, free and clear of any Liens. Upon delivery of such Exchange SunGard Old Debt Obligations by such Investment Bank to SunGard at the Closing in exchange for the Spinco Securities, SunGard will acquire good and valid title to such Exchange SunGard Old Debt Obligations, free and clear of any Liens, other than those arising from acts of SunGard or any of its affiliates.

(vi) (1) All of the Exchange SunGard Old Debt Obligations to be delivered by such Investment Bank in the exchange for the Spinco Securities at the Closing were acquired and are held by such Investment Bank for its own account, (2) no Exchange SunGard Old Debt Obligations were acquired by such Investment Bank after March 12, 2014, (3) to the knowledge of such Investment Bank, all of the Exchange SunGard Old Debt Obligations acquired by such Investment Bank were acquired by such Investment Bank from third parties (“Sellers”) or from another Investment Bank, and not from SunGard Capital Corp. or any of its subsidiaries, including Spinco and (4) such Investment Bank has not entered into any hedging contract or other risk minimization arrangement with respect to the Exchange SunGard Old Debt Obligations to which any of the significant direct or indirect shareholders of SunGard Capital Corp. or their affiliates is or has been a party.

(vii) Such Investment Bank is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act and an accredited investor within the meaning of Rule 501(a) under the Securities Act.

(viii) Such Investment Bank has not, and prior to March 26, 2014 will not enter into any binding agreement with any person to sell, convey, transfer or otherwise dispose of any Spinco Securities.

4. Conditions.

(a) The obligations of the Investment Banks to exchange the Exchange SunGard Old Debt Obligations for the Spinco Securities at the Closing shall be subject to the satisfaction (or waiver by the Investment Banks) of the following conditions:

(i) SunGard shall have furnished to the Investment Banks an opinion of Simpson Thacher & Bartlett LLP dated the Closing Date, to the effect as agreed upon between SunGard and the Investment Banks.

(ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereunder.

(iii) The representations and warranties of SunGard in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date, and SunGard shall have complied in all material respects with all the agreements to be performed by it pursuant to the terms hereof at or prior to the Closing Date, and SunGard shall have furnished to the Investment Banks a certificate of SunGard, in form reasonably satisfactory to the Investment Banks signed by a Vice President or Treasurer of SunGard, dated the Closing Date, to the foregoing effects.

(iv) SunGard shall have received a favorable tax opinion from each of Shearman & Sterling LLP and Ropes & Gray LLP, dated on or before the Closing Date, to the effect as agreed upon between SunGard and the Investment Banks.

(v) The Purchase Agreement shall have been executed and delivered by the parties thereto and shall remain in full force and effect, and all of the conditions to the obligations of the Initial Purchasers to purchase and pay for the Spinco Securities from the Investments Banks as selling noteholders as set forth in the Purchase Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the consummation of the exchange of Spinco Securities for Exchange SunGard Old Debt Obligations or until the consummation of the transactions pursuant to the Purchase Agreement, but which neither SunGard nor any Investment Bank has any reason to believe will not be satisfied).

(vi) SunGard shall have delivered to Investment Bank a duly executed instrument of assignment in the form of Exhibit A hereto, pursuant to Section 2 hereof.

(vii) Spinco shall have delivered to Investment Bank a duly executed consent in the form of Exhibit B hereto, pursuant to Section 2 hereof.

In case any of such conditions shall not have been fulfilled by March 31, 2014, or if either the Separation and Distribution Agreement or the Purchase Agreement shall have been terminated in accordance with their terms, this Agreement may be terminated by the Investment Banks by delivering written notice of termination to SunGard. Any such termination shall be without liability of any party to any other party except to the extent (i) arising from a willful breach of this Agreement prior to termination or (ii) provided in the Purchase Agreement.

(b) The obligations of SunGard to exchange the Spinco Securities for the Exchange SunGard Old Debt Obligations at the Closing shall be subject to the satisfaction (or waiver by SunGard) of the following conditions:

(i) The Investment Banks shall have furnished to SunGard an opinion of Cahill Gordon & Reindel LLP, counsel for the Investment Banks, dated the Closing Date, to the effect as agreed upon between SunGard and the Investment Banks.

(ii) The representations and warranties of the Investment Banks in this Agreement shall be true and correct in all material respects (other than those in Section 3(b)(vi) hereof, which shall be true and correct in all respects) on and as of the Closing Date, with the same effect as if made on the Closing Date, and the Investment Banks shall have complied in all material respects with all the agreements to be performed by them hereunder at or prior to the Closing Date, and each Investment Bank shall confirm the foregoing with respect to such Investment Bank in writing to SunGard on the Closing Date.

(iii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereunder.

(iv) SunGard shall have received a favorable tax opinion from each of Shearman & Sterling LLP and Ropes & Gray LLP, dated on or before the Closing Date, to the effect as agreed upon between SunGard and the Investment Banks.

(v) SunGard shall have received the Spinco Securities, the Purchase Agreement shall remain in full force and effect, and all of the conditions to the obligations of the Initial Purchasers to purchase and pay for the Spinco Securities as set forth in the Purchase Agreement shall have been waived or satisfied (other than those conditions which by their nature cannot be satisfied until the consummation of the exchange of Spinco Securities for Exchange SunGard Old Debt Obligations or until the consummation of the transactions pursuant to the Purchase Agreement, but which neither SunGard nor any Investment Bank has any reason to believe will not be satisfied).

In case any of such conditions shall not have been fulfilled by March 31, 2014, or if the Separation and Distribution Agreement or the Purchase Agreement shall have been terminated in accordance with their terms, this Agreement may be terminated by SunGard by delivering written notice of termination to the Investment Banks. Any such termination shall be without liability of any party to any other party except to the extent (i) arising from a willful breach of this Agreement prior to termination or (ii) provided in the Purchase Agreement.

5. Relationship of Parties. All acquisitions of the Exchange SunGard Old Debt Obligations by the Investment Banks, all exchanges of the Exchange SunGard Old Debt Obligations for the Spinco Securities by the Investment Banks pursuant to this Agreement, any resales by the Investment Banks of the Spinco Securities and all other acts or omissions of the Investment Banks in connection with this Agreement, are for the Investment Banks’ own account and not for the account of SunGard. No principal-agent relationship is, or is intended to be created between SunGard and the Investment Banks, by any of the provisions of this Agreement. Each of SunGard and Spinco acknowledges and agrees that the Investment Banks are acting solely in the capacity of an arm’s length contractual counterparty to SunGard and Spinco with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Purchase Agreement) and not as a financial advisor or a fiduciary to, or an agent of, SunGard, Spinco or any other person. Except as provided herein, the Investment Banks and their affiliates, on the one hand, and SunGard and its affiliates (including significant direct or indirect shareholders of SunGard and their affiliates), on the other hand, have not entered into any arrangement or agreement, whether written or oral, regarding (1) the sale, disposition or other transfer of the Exchange SunGard Old Debt Obligations by any of the Investment Banks, or (2) the reduction or elimination of the risk of loss of any Investment Bank related to owning and holding the SunGard Old Debt Obligations; provided, that, for the avoidance of doubt, each Investment Bank may enter into one or more other financial transactions to hedge such risk with a party other than (i) SunGard or any affiliate thereof (including significant direct or indirect shareholders of SunGard and their affiliates) and (ii) any party related to SunGard.

6. Survival of Provisions. The respective agreements, representations, warranties and other statements of SunGard and of the Investment Banks and agreements of Spinco set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Investment Banks, SunGard, Spinco or any of their respective officers and will survive the exchange of the Exchange SunGard Old Debt Obligations for the Spinco Securities.

7. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following address or sent by electronic transmission to the telecopier numbers specified below:

If to the Investment Banks, to:	Citigroup Global Markets Inc. 390 Greenwich Street New York, NY 10013 Attention: Kevin Mills Fax: (212) 723-6106

Deutsche Bank Securities Inc. 60 Wall St. New York, NY 10005 Attention: Zachary Messinger Fax: (212) 797-5170

and

Merrill Lynch, Pierce, Fenner & Smith Incorporated 50 Rockefeller Plaza New York, NY 10020 Attention: HY Legal Department Fax: (212) 901-7892

If to SunGard, to:	SunGard Data Systems Inc. 680 East Swedesford Road Wayne, PA 19087 Attention: General Counsel Fax: 610-687-3725

If to Spinco, to:	Sungard Availability Services Capital, Inc. 680 East Swedesford Road Wayne, PA 19087 Attention: General Counsel Fax: 610-687-3725

8. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto and any purported assignment entered into without such consent shall be void ab initio.

9. Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related thereto shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SUNGARD DATA SYSTEMS INC.

By:	/s/ Henry M. Miller, Jr.
	Name:	Henry M. Miller, Jr.
	Title:	Vice President, Finance and Treasurer

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Stephen Cheeseman
	Name:	Stephen Cheeseman
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ian Dorrington
	Name:	Ian Dorrington
	Title:	Managing Director

By:	/s/ Sandeep Desai
	Name:	Sandeep Desai
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

By:	/s/ Matthew A. Curtin
	Name:	Matthew A. Curtin
	Title:	Managing Director

As to Sections 2, 5, 6, 7, 8, 9 and 10 only:

SUNGARD AVAILABILITY SERVICES CAPITAL, INC.

By:	/s/ Robert C. Singer
	Name:	Robert C. Singer
	Title:	Executive Vice President